Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. REPORTS THIRD QUARTER 2004 RESULTS

Revenues increased $29.1 million, or 22%, to $164.2 million from prior year period

Backlog up 69% to $992 million

Closing of EnStructure and Utili-Trax Acquisitions

MEDIA, PA – November 15, 2004 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced its financial results for the period ended September 30, 2004.

Third Quarter Results

Revenues for the third quarter 2004 increased $29.1 million, or 22% to $164.2 million, compared to $135.1 million for the same quarter in 2003.  This increase was primarily due to additional aerial electric transmission work and growth in our underground natural gas work, including the acquisitions of EnStructure and Utili-Trax, offset by declines in telecommunications work.

GAAP net income for the third quarter 2004 was $5.1 million, or $0.13 per share, versus a net loss of $22.2 million, or $0.47 per share, for the third quarter last year.  As more fully explained below, exclusive of the effect of transaction-related expenses and an insurance reserve adjustment relating to periods prior to 2003, EBITDA from continuing operations as adjusted increased $10.9 million, or 168%, to $17.4 million for the third quarter 2004 compared to $6.5 million for the same quarter in 2003.  Exclusive of the same items and also excluding amortization of intangibles arising from acquisitions, income as adjusted was $5.6 million for the third quarter 2004 as compared to a loss of $0.2 million for the same quarter in 2003, including an additional $1.2 million (after-tax) of interest expense in the third quarter 2004 relating to debt incurred with the acquisition of InfraSource Incorporated.  A reconciliation of GAAP net income (loss) to EBITDA from continuing operations, as well as to EBITDA from continuing operations as adjusted, and a reconciliation of GAAP net income (loss) to income (loss) as adjusted are included in the attached tables.

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Backlog

At the end of the third quarter 2004, total backlog was $992 million, compared to $587 million at the end of the third quarter in 2003 (69% increase) and $871 million (14% increase) at the end of the second quarter 2004.  Total backlog growth of $121 million during the quarter was comprised principally of $88 million of electric backlog growth ($28 million acquired and $60 million organic growth) and $34 million of natural gas backlog growth ($79 million acquired offset by a seasonal decline in organic backlog of $45 million).  The Company typically experiences a decline in natural gas backlog in its third quarter, as outdoor operations reach a peak seasonal level.

Acquisitions and Divestitures, Other

During the third quarter 2004, InfraSource closed the acquisitions of EnStructure and Utili-Trax and also the sale of RJE Telecom.  In addition, the Company received a payment of approximately $7.7 million from Exelon Corporation in settlement of the working capital adjustment and certain purchase price adjustments associated with the September 2003 acquisition of InfraSource Incorporated, which resulted in an adjustment to goodwill.

Third Quarter Financial Review

EBITDA from continuing operations for the third quarter 2004 increased $33.7 million to $17.2 million, compared to a loss of $16.5 million for the third quarter 2003.  EBITDA from continuing operations for the third quarter 2004 included $0.5 million of expenses associated with the EnStructure and Utili-Trax acquisitions and a $0.3 million credit to merger-related expenses.  EBITDA from continuing operations for the third quarter 2003 included $14.3 million of merger-related expenses associated with the acquisition of InfraSource Incorporated in September 2003 and an $8.7 million adjustment to insurance reserves for periods prior to 2003. Excluding the aforementioned items, EBITDA from continuing operations as adjusted was $17.4 million for the third quarter 2004 versus $6.5 million for the third quarter a year ago.  A reconciliation of GAAP net income (loss) to EBITDA from continuing operations, as well as to EBITDA from continuing operations as adjusted, is included in the attached table.

GAAP net income for the third quarter 2004 was $5.1 million, or $0.13 per share, versus a net loss of $22.2 million, or $0.47 per share, for the third quarter last year.  GAAP net income for the third quarter 2004 included $1.0 million (after-tax) of income from discontinued operations, $1.4 million (after-tax) of amortization of intangible assets arising from acquisitions, $0.3 million (after-tax) of expenses associated with the EnStructure and Utili-Trax acquisitions and a $0.2 million (after-tax) credit to merger-related expenses.  GAAP net loss for the third quarter 2003 included $6.8 million (after-tax) of loss from discontinued operations, $9.5 million (after-tax) of merger-related expenses and a $5.7 million (after-tax) adjustment to insurance reserves for periods prior to 2003.   Excluding the aforementioned items, income as adjusted was $5.6 million for the third quarter 2004 versus a loss of $0.2 million for the third quarter a year ago, despite $1.2 million (after-tax) of additional interest expense related to debt incurred in connection with the purchase of InfraSource Incorporated. A reconciliation of GAAP net income (loss) to income (loss) as adjusted is included in the attached table.

Nine Months Financial Review

Revenues for the nine months ended September 30, 2004 increased $74.0 million, or 19%, to $456.6 million, compared to $382.6 million for the same period in 2003.  This increase was primarily due to additional aerial electric transmission work including the acquisition of Maslonka & Associates, Inc. and additional underground natural gas work, including the acquisitions of EnStructure and Utili-Trax, offset by declines in other electric and telecommunications work.

EBITDA from continuing operations for the nine months ended September 30, 2004 increased $38.5 million to $41.6 million, compared to $3.1 million for the same period in 2003.  EBITDA from continuing operations for the nine months ended September 30, 2004 included $2.4 million of expenses relating to our initial public offering, a loss of $5.5 million due to the early extinguishment of a $30 million note also related to the initial public offering, $0.5 million of expenses associated with the EnStructure and Utili-Trax acquisitions and a $0.3 million credit to merger-related expenses.  EBITDA from continuing operations for the same period in 2003 included $16.2 million of merger-related expenses associated with the acquisition of InfraSource Incorporated in September 2003 and an $8.7 million adjustment to insurance reserves for periods prior to 2003. Excluding the aforementioned items, EBITDA from continuing operations as adjusted was $49.7 million for the nine months ended September 30, 2004 versus $28.0 million for the same period a year ago, a 78% increase.  A reconciliation of GAAP net income (loss) to EBITDA from continuing operations, as well as to EBITDA from continuing operations as adjusted, is included in the attached table.

GAAP net income for the nine months ended September 30, 2004 was $4.1 million, or $0.12 per share, versus a net loss of $23.5 million, or $0.50 per share, for the same period last year.  GAAP net income for the nine months ended September 30, 2004 included $1.0 million (after-tax) of income from discontinued operations, $6.6 million (after-tax) of amortization of intangible assets arising from acquisitions, $1.5 million (after-tax) of expenses related to our initial public offering, $3.3 million (after-tax) of loss on early extinguishment of debt, $0.3 million (after-tax) of expenses associated with the EnStructure and Utili-Trax acquisitions and a $0.2 million (after-tax) credit to merger-related expenses.  GAAP net loss for the same period in 2003 included $12.3 million (after-tax) of loss from discontinued operations, $11.1 million (after-tax) of merger-related expenses associated with the acquisition of InfraSource Incorporated and a $5.9 million (after-tax) adjustment to insurance reserves for periods prior to 2003.   Excluding the aforementioned items, income as adjusted was $14.6 million for the nine months ended June 30, 2004 versus $5.8 million for the same period a year ago, despite $4.9 million (after-tax) of additional interest expense related to debt incurred in connection with the purchase of InfraSource Incorporated.  A reconciliation of GAAP net income (loss) to income (loss) as adjusted is included in the attached table.

In connection with our initial public offering, we changed our quarter end to the last calendar day of the quarter.  The Company does not believe the impact of this change would have had a material effect on net income for the nine months ended September 2003.

Conference Call

InfraSource has scheduled a conference call for November 15, 2004 at 9:00AM EDT to discuss the results for the quarter.  This conference call will be webcast live on the InfraSource web site at www.infrasourceinc.com by clicking on the investors, webcasts & presentations links.  A webcast replay will be available immediately following the call at the same location on the website through December 31, 2004.  For those investors who prefer to participate in the conference call by phone, please dial (913) 981-5532. An audio replay of the conference call will be available shortly after the call through November 22, 2004 by calling (719) 457-0820 and using passcode 867263. For more information, please contact Laura Martin at Taylor-Rafferty at (212) 889-4350.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States.  InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers.  Further information can be found at www.infrasourceinc.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) technological, structural and cyclical changes that could reduce the demand for the services we provide; (2) loss of key customers; (3) the uncertainty of the outcome of federal energy legislation; (4) the nature of our contracts, particularly our fixed-price contracts; (5) work hindrance due to inclement weather events; (6) the award of new contracts and the timing of the performance of those contracts; (7) project delays or cancellations; (8) the failure to meet schedule or performance requirements of our contracts; (9) the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; (10) successful integration of the acquisitions into our business; (11) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; and (12) other factors detailed from time to time in our other reports and filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in our Registration Statement on Form S-1 relating to our initial public offering. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.

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INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	For the Period June 21 to September 23, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Three Months Ended September 30. 2004	For the Period January 1 to September 23, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Nine Months Ended September 30, 2004
Contract revenues	$112,481	$164,209	$329,150	$456,622
Contract revenues – related parties	22,599	—	53,477	—
Total contract revenues	135,080	164,209	382,627	456,622
Cost of revenues	115,022	138,235	330,322	381,173
Gross profit	20,058	25,974	52,305	75,449

Selling, general and administrative expenses	25,864	16,197	50,062	47,747
Merger related costs	14,311	(334)	16,242	(334)
Provision (recoveries) of uncollectible accounts	193	104	236	(367)
Amortization of intangible assets	—	2,420	—	10,989
Income (loss) from operations	(20,310)	7,587	(14,235)	17,414
Interest income	415	228	1,376	350
Interest expense and amortization of debt discount	(24)	(1,969)	(27)	(8,161)
Loss on early extinguishment of debt	—	—	—	(5,549)
Other income (expense)	(3,426)	955	(3,556)	1,126
Income (loss) before income taxes	(23,345)	6,801	(16,442)	5,180
Income tax expense (benefit)	(7,886)	2,760	(5,240)	2,072
Income (loss) from continuing operations	(15,459)	4,041	(11,202)	3,108
Discontinued operations:
Income (loss) from discontinued operations (net of income tax provision (benefit) of $(3,345), $281, $(6,503) and $246, respectively)	(6,769)	418	(12,316)	396
Gain on disposition of discontinued operation (net of income tax provision of $0, $413, $0 and $413, respectively)	—	593	—	593
Net income (loss)	$(22,228)	$5,052	$(23,518)	$4,097

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.33)	$0.10	$(0.24)	$0.09
Income (loss) from discontinued operations	(0.14)	0.01	(0.26)	0.01
Gain on disposition of discontinued operation	—	0.02	—	0.02
Net loss	$(0.47)	$0.13	$(0.50)	$0.12

Weighted average diluted common shares outstanding	47,037	38,690	47,585	33,924

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.33)	$0.10	$(0.24)	$0.09
Income (loss) from discontinued operations	(0.14)	0.01	(0.26)	0.01
Gain on disposition of discontinued operation	—	0.02	—	0.02
Net income (loss)	$(0.47)	$0.13	$(0.50)	$0.12

Weighted average diluted common shares outstanding	47,037	39,653	47,585	34,918

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share amounts)

	December 31, 2003	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$12,176	$6,697
Contract receivables (less allowances for doubtful accounts of $4,917 and $3,687, respectively)	69,328	98,397
Contract receivables due from related parties	14,617	—
Costs and estimated earnings in excess of billings	33,919	75,090
Inventories	8,473	10,329
Deferred income taxes	685	1,509
Other current assets	4,310	13,834
Due from related parties, net	10,907	—
Current assets - discontinued operations	6,339	2,347
Total current assets	160,754	208,203

Property and equipment (less accumulated depreciation of $5,292 and $22,541, respectively)	116,513	142,508
Property and equipment – related parties	7,218	—
Goodwill	68,877	134,432
Intangible assets (less accumulated amortization of $2,600 and $13,589, respectively)	5,400	5,911
Deferred charges and other assets, net	7,309	9,813
Deferred income taxes	1,058	1,154
Noncurrent assets - discontinued operations	448	482
Total assets	$367,577	$502,503

Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,500	$983
Revolving credit facility borrowings	—	4,000
Accounts payable	12,970	27,173
Other current and accrued liabilities	41,932	46,450
Accrued insurance reserves	19,773	23,652
Billings in excess of costs and estimated earnings	8,019	6,359
Deferred revenues	3,393	5,378
Other liabilities – related parties	7,218	—
Current liabilities - discontinued operations	1,043	2,732
Total current liabilities	95,848	116,727

Long-term debt and capital lease obligations	162,086	84,100
Long-term debt - related party	—	1,000
Deferred revenues	12,750	16,778
Other long-term liabilities	3,167	6,989
Non-current liabilities – discontinued operations	877	11
Total liabilities	274,728	225,605
Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value (authorized - 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized - 120,000,000 shares; issued and outstanding - 19,914,840 and 38,817,462, respectively)	20	39
Additional paid-in capital	91,695	271,640
Deferred compensation	(215)	(422)
Retained earnings	1,335	5,432
Accumulated other comprehensive income	14	209
Total shareholders’ equity	92,849	276,898
Total liabilities and shareholders’ equity	$367,577	$502,503

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

We believe investors’ understanding of our operating performance is enhanced by disclosing income as adjusted, EBITDA from continuing operations, and EBITDA from continuing operations as adjusted.  We present these non-GAAP financial measures primarily as supplemental performance measures because we believe they facilitate operating performance comparisons from period to period and company to company as they exclude items that we believe are not representative of our core operations.  In addition, we believe that these measures are used by financial analysts as measures of financial performance of other companies in our industry. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.

We define income as adjusted as GAAP net income (loss), adjusted to exclude certain significant items.  For the periods shown in this press release, the significant items include discontinued operations, an insurance reserve adjustment relating to periods prior to 2003, expenses associated with the September 2003 acquisition of InfraSource Incorporated, amortization of intangibles arising from acquisitions, expenses relating to our initial public offering, a loss on the early extinguishment of debt in connection with our initial public offering and expenses related to the EnStructure and Utili-Trax acquisitions.  We define EBITDA from continuing operations as net income (loss) before discontinued operations, net of tax, interest expense, interest income, income tax expense, depreciation and amortization for the periods shown.  We define EBITDA from continuing operations as adjusted as EBITDA from continuing operations, adjusted for certain significant items.  For the periods shown in this press release, the significant items include expenses associated with the acquisition of InfraSource Incorporated, an insurance reserve adjustment relating to periods prior to 2003, expenses relating to our initial public offering, a loss on the early extinguishment of debt in connection with our public offering and expenses related to the EnStructure and Utili-Trax acquisitions.

Because these measures facilitate internal comparison of our historical financial position and operating performance on a more consistent basis, we also use these measures for business planning and analysis purposes, in measuring our performance relative to that of our competitors and/or in evaluating acquisition opportunities.

Table #1 Reconciliation of net income (loss) to income (loss) as adjusted (After-Tax)	For the Period June 21 to September 23, 2003 (Predecessor entity- InfraSource Incorporated and Subsidiaries)	Three Months Ended September 30, 2004	For the Period January 1 to September 30, 3003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Nine Months Ended September 30, 2004

Net income (loss) (GAAP)	$(22,228)	$5,052	$(23,518)	$4,097

Loss (income) on discontinued operations	6,769	(418)	12,316	(396)

Gain on disposition of discontinued operation	—	(593)	—	(593)

Insurance reserve adjustment	5,731	—	5,897	—

Merger related expenses	9,477	(198)	11,066	(200)

Amortization of intangible assets relating to purchase accounting	—	1,438	—	6,593

IPO related expenses	—	—	—	1,457

Loss on early extinguishment of debt	—	—	—	3,329

EnStructure/Utili-Trax severance and personnel expenses	—	279	—	282

Income (loss) as adjusted (a non-GAAP financial measure)	$(251)	$5,560	$5,761	$14,569

Table #2 Reconciliation of net income (loss) to EBITDA from continuing operations and EBITDA from continuing operations as adjusted	For the Period June 21 to September 23, 2003 (Predecessor entity- InfraSource Incorporated and Subsidiaries)	Three Months Ended September 30, 2004	For the Period January 1 to September 23, 2003 (Predecessor entity – InfraSource Incorporated and Subsidiaries)	Nine Months Ended September 30, 2004

Net income (loss) (GAAP)	$(22,228)	$5,052	$(23,518)	$4,097

Loss (income) on discontinued operations (net of tax)	6,769	(418)	12,316	(396)

Gain on disposition of discontinued operation (net of tax)	—	(593)	—	(593)

Income tax expense (benefit)	(7,886)	2,760	(5,240)	2,072

Interest expense	24	1,969	27	8,161

Interest income	(415)	(228)	(1,376)	(350)

Depreciation	7,249	6,276	20,917	17,646

Amortization of intangible assets	—	2,420	—	10,989

EBITDA from continuing operations (a non-GAAP financial measure)	$(16,487)	$17,238	$3,126	$41,626

Insurance reserve adjustment	$8,655	$—	$8,655	$—

Merger related expenses	14,311	(334)	16,242	(334)

IPO related expenses	—	—	—	2,429

Loss on early extinguishment of debt	—	—	—	5,549

EnStructure/Utili-Trax severance and personnel expenses	—	470	—	470

EBITDA from continuing operations as adjusted (a non-GAAP financial measure)	$6,479	$17,374	$28,023	$49,740